UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2013

ACCURIDE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.  Entry into a Material Definitive Agreement.

On August 8, 2013, Accuride Corporation (“Accuride”) entered into a sublease agreement with Menlo Logistics, Inc. (“Menlo”) whereby Accuride will sublease to Menlo its existing leasehold interest in property located in Whitestown, Indiana (the “Sublease”).  Accuride is currently leasing the Whitestown property to conduct its distribution business, but will transition that business to newly leased property in Batavia, Illinois (as described in the following paragraph).  The term of the Sublease commences on the earlier of (i) October 6, 2013 or (ii) the date that Accuride has completely vacated and ceased its operations on the property and continues to July 31, 2015, subject to Menlo’s right to renew the Sublease for up to two successive two year terms and Menlo’s early termination options as provided in the Sublease.  The monthly rent under the Sublease is $115,266.67 in year one, $116,783.34 in year two, and $118,300.00 in years three through six (if applicable). A copy of the Sublease is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Also on August 8, 2013, Accuride entered into a lease agreement with Cabot Acquisition, LLC for property in Batavia, Illinois (the “Lease”).  The term of the Lease is August 8, 2013 through November 30, 2016, subject to Accuride’s right to extend the term pursuant to one three-year renewal option or to shorten the term to August 7, 2015 pursuant to an early termination option as provided in the Lease.  The rent under the Lease is as follows: $57,246.82 per month from August 8, 2013 through August 31, 2014; $60,798.11 per month from September 1, 2014 through August 31, 2015; and $64,349.41 per month from September 1, 2015 through November 30, 2016.  Rent during any renewal term will be as provided in the Lease, but will in no event be less than the rent during the preceding period.  In addition to the monthly rent, Accuride will pay its share of operating expenses, taxes and insurance with respect to the property that exceed such costs for the base year of 2013.  A copy of the lease is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 9.01.  Exhibits.

(d) Exhibits

10.1	Sublease, entered into as of August 8, 2013, by and between Accuride Corporation and Menlo Logistics, Inc.

10.2	Lease, entered into as of August 8, 2013, by and between Accuride Corporation and Cabot Acquisition, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Dated: August 13, 2013	/s/ STEPHEN A. MARTIN
Stephen A. Martin
Senior Vice President / General Counsel